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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
World Airways, Inc.:

     We consent to the incorporation by reference in the registration statements (No. 333-13575, No. 333-14461, No. 333-33704, No. 333-33706 and No. 333-14457)
on Form S-8 and registration statements (No. 333-35054, No. 333-46406 and No. 333-113135) on Form S-3 of World Airways, Inc. of our report dated March 5, 2004 relating to the consolidated balance sheets of World Airways, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of World Airways, Inc.

                                          KPMG LLP

McLean, Virginia
March 26, 2004